Exhibit 3.1.3

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

BALLANTYNE OF OMAHA, INC.

(Pursuant to Section 242 of the General

Corporation Law of the State of Delaware)

* * * * *

Ballantyne of Omaha, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:  That the name of the corporation is Ballantyne of Omaha, Inc.

SECOND:  That the Corporation’s Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 30, 1995.

THIRD:  That the Board of Directors of the Corporation at a special meeting of the Board of Directors on March 22, 2006, unanimously adopted a resolution proposing the following Amendment to the Certificate of Incorporation:

RESOLVED, that Article SIXTH, Paragraph A, of the Corporation’s Certificate of Incorporation be amended as follows:

SIXTH: A. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to resolution adopted by a majority of the Whole Board.  The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be elected at the annual meeting of the stockholders to serve one-year terms or until their successors are elected and qualified; provided, however, that directors serving on the date of the annual meeting of stockholders in 2006, including those elected as such meeting, shall continue to serve the remainder of their elected term.

FOURTH:  That at the annual meeting of stockholders of the Corporation on May 24, 2006, more than a two-thirds majority of the outstanding stock entitled to vote thereon, voted in favor of the Amendment.

FIFTH:  That the aforesaid Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf by the undersigned this 9th day of June, 2006.

BALLANTYNE OF OMAHA, INC.

/s/ John Wilmers
John Wilmers, President